Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 17, 2007, relating to the consolidated financial statements of Henry Bros. Electronics, Inc. and Subsidiaries for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), which appears in Henry Bros. Electronic Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey
October 9, 2009